Exhibit 99.7

June 15, 2017

Future World Investment Holding Ltd.
Attn: Lei Pei
Unit A (7-13), 36/F

One Midtown, 1 Hoi Shing Road

Tsuen Wan, NT Hong Kong

Facsimile: 852-52201676

VIA FACSIMILE

Re:	Termination of Stock Purchase Agreement

Dear Sir or Madam,

Reference is made to that certain Stock Purchase Agreement, dated July 10, 2016 (the “Agreement”), by and among you (the “Purchaser”), Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited, a Cayman Islands company (“SP International,” and with Golden Dawn, collectively as the “Sellers”), V.X. Fortune Capital Limited, a British Virgin Islands company (“Fortune Capital”), Fancylight Limited, a British Virgin Islands company (“Fancylight”), myself (“Xue,” and with Fortune Capital and Fancylight, collectively as the “Parent”), and Mr. Pei Lei. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Agreement.

As you know, more than six months have passed since the Effective Date of the Agreement and the Closing has not occurred through no intentional and knowing action or failure of the Parent and the Sellers. This letter serves as notice that, pursuant to Section 4.1(b) of the Agreement, I, as representative of the Parent and the Sellers, hereby terminate the Agreement, effective immediately.

Pursuant to Section 4.2 of the Agreement, and to expedite the resolution of all outstanding matters relating to the Agreement, I ask that you execute the Termination Notice attached hereto as Exhibit A for circulation to the Escrow Agent. Please return the executed Termination Notice at your earliest convenience.

Sincerely,

Yongke Xue

EXHIBIT A

TERMINATION NOTICE

The UNDERSIGNED, pursuant to the Escrow Agreement, dated as of July 10, 2016, by and among Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited, a Cayman Islands company (“SP International,” and with Golden Dawn collectively as the “Sellers”), and Future World Investment Holding Limited, a British Virgin Islands (the “Purchaser”), and Sichenzia Ross Friedman Ference LLP, with an address at 61 Broadway, New York, New York 10006 (the “Escrow Agent”) (the “Escrow Agreement”; capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Escrow Agreement), hereby informs the Escrow Agent that the Stock Purchase Agreement was terminated on June [__], 2017.

The Escrow Agent is hereby instructed to return the Funds to the Purchaser and the Escrow Documents to the applicable Sellers pursuant to the terms and conditions of the Escrow Agreement.

This Termination Notice shall not be effective until executed by either the Sellers or Purchaser, or jointly.

This Termination Notice may be signed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the undersigned have caused this Termination Notice to be duly executed and delivered as of this 15th day of June, 2017.

SELLERS:

GOLDEN DAWN INTERNATIONAL LIMITED

By:
Title:

SKYPEOPLE INTERNATIONAL HOLDINGS GROUP LIMITED

By:
Title:

PURCHASER:

FUTURE WORLD INVESTMENT HOLDINGS LIMITED

By:
Title: